Exhibit 12-D
                                                                     Page 1 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

                                                    Twelve Months Ended December 31,
                                                    --------------------------------
                                  1998              1997            1996            1995             1994
                               ----------        ----------      ----------      ----------       -----------

OPERATING REVENUES             $1,032,226        $1,052,936      $1,019,645      $  981,329       $  944,744
                                ---------         ---------       ---------       ---------        ---------

OPERATING EXPENSES                861,453           824,596         840,288         793,320          776,215
  Interest portion
   of rentals (A)                   4,970             4,236           4,490           4,911            3,632
                                ---------         ---------       ---------       ---------        ---------
    Net expense                   856,483           820,360         835,798         788,409          772,583
                                ---------         ---------       ---------       ---------        ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                     1,897             2,164           2,780           4,417            3,837
  Other income/
   (expense), net                  (6,429)            2,469            (825)         56,454          (71,287)
                                ---------         ---------       ---------       ---------        ---------
    Total other income
     and deductions                (4,532)            4,633           1,955          60,871          (67,450)
                                ---------         ---------       ---------       ---------        ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $  171,211        $  237,209      $  185,802      $  253,791       $  104,711
                                =========         =========       =========       =========        =========

FIXED CHARGES:
  Interest on funded
   indebtedness                $   47,729        $   49,125      $   49,654      $   49,875       $   46,439
  Other interest (B)               17,385            17,526          16,300          17,616           11,913
  Interest portion
   of rentals (A)                   4,970             4,236           4,490           4,911            3,632
                                ---------         ---------       ---------       ---------        ---------
    Total fixed
     charges                   $   70,084        $   70,887      $   70,444      $   72,402       $   61,984
                                =========         =========       =========       =========        =========

RATIO OF EARNINGS
 TO FIXED CHARGES                    2.44              3.35            2.64            3.51             1.69
                                     ====              ====            ====            ====             ====

Preferred stock
 dividend requirement                 695               665           1,503           1,544            2,937
Ratio of income before
 provision for
 income taxes to
 net income (C)                    172.6%            175.0%          165.2%          163.4%           134.4%
Preferred stock
 dividend requirement
 on a pretax basis                  1,200             1,164           2,483           2,523            3,946
Fixed charges, as above            70,084            70,887          70,444          72,402           61,984
                                ---------         ---------       ---------       ---------        ---------
  Total fixed charges
   and preferred
   stock dividends             $   71,284        $   72,051      $   72,927      $   74,925       $   65,930
                                =========         =========       =========       =========        =========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                     2.40              3.29            2.55            3.39             1.59
                                     ====              ====            ====            ====             ====
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


                                                                    Exhibit 12-D
                                                                     Page 2 of 2



             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)



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

Notes:


(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $9,188, $9,188, $9,188, $9,188 and $4,492 for the years
       1998, 1997, 1996, 1995 and 1994, respectively.

(C) Represents income before provision for income taxes divided by income before extraordinary item/net income as follows:


                                                    Twelve Months Ended December 31,

                                  1998              1997            1996            1995             1994
                               ----------        ----------      ----------      ----------       -----------
Income before provision
 for income taxes               $101,127          $166,322        $115,358        $181,389          $42,727

Income before extraordinary
 item/Net Income                  58,590            95,023          69,809         111,010           31,799

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